                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                            GENERAL HOST CORPORATION

                                       AT

                              $5.50 NET PER SHARE

                                       BY

                            CYRUS ACQUISITION CORP.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, DECEMBER 23, 1997, UNLESS THE OFFER IS EXTENDED.

                                                               November 25, 1997

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by Cyrus Acquisition Corp., a New York corporation ("Purchaser"), to act as dealer manager (the "Dealer Manager") in connection with Purchaser's offer to purchase for cash all the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of General Host Corporation, a New York corporation (the "Company"), and the associated common stock purchase rights ("the Rights") issued pursuant to the Rights Agreement, dated as of March 7, 1990, as amended, between the Company and ChaseMellon Shareholder Services, L.L.C., as successor to Chemical Bank, as Rights Agent (the "Rights Agent"), at a purchase price of $5.50 per Share (and associated Rights), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 25, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Holders of Shares will be required to tender the Rights associated with each Share tendered in order to effect a valid tender of such Share. If a Distribution Date (as defined in the Offer to Purchase) has not occurred prior to the time Shares are tendered pursuant to the Offer, a tender of Shares will constitute a tender of the associated Rights. If a Distribution Date has occurred and the certificates representing such Rights ("Rights Certificates") have been distributed by the Company to holders of Shares, such holders of Shares will be required to tender Rights Certificates representing the Rights associated with the Shares being tendered in order to effect valid tender of such Shares. Holders of Shares and Rights whose certificates for such Shares (the "Share Certificates") and, if applicable, Rights Certificates are not immediately available or who cannot deliver their Share Certificates and, if applicable, Rights Certificates and all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares and Rights according to the guaranteed delivery procedures set forth in
Section 3 of the Offer to Purchase. As used herein, unless the context otherwise requires, the term "Shares" includes the associated Rights. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee. Enclosed herewith for your information and forwarding to your clients are copies of the following documents:
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        1. The Offer to Purchase, dated November 25, 1997.

        2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

        3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates or, if applicable, Rights Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

        4. The Letter to Shareholders of the Company from the Chairman, Chief Executive Officer and President of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which includes the recommendation of the Board of Directors of the Company that shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

        7. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., the Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 23, 1997, UNLESS THE OFFER IS EXTENDED.

    The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn pursuant to the Offer prior to the Expiration Date such number of Shares which constitutes, on a fully-diluted basis (excluding the dilutive effects of any of the Company's 8% Convertible Subordinated Notes Due 2002 which remain outstanding and unconverted at the Expiration Date), more than two-thirds of the Shares on the date of purchase, (2) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (3) there being validly tendered and not withdrawn in the tender offer and consent solicitation being conducted by the Company concurrently with the Offer (the "Debt Offer") consents representing at least a majority in principal amount of all of the Company's outstanding 11 1/2% Senior Notes Due 2002 (the "Senior Notes"), all other conditions to the Debt Offer having been satisfied or waived and the amendment to the indenture governing such Senior Notes contemplated by the Debt Offer having been executed and becoming operative immediately following the consummation of the Debt Offer.

    The Board of Directors of the Company (the "Board of Directors") has unanimously approved the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), has determined that terms of the Offer and the Merger are fair to, and in the best interests of, the holders of the Shares, and unanimously recommends that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 22, 1997 (the "Merger Agreement"), by and between Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the New York Business Corporation Law, Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation, and the separate corporate existence of Purchaser will cease.

    In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be

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sent to the Depositary, and (ii) either Share Certificates and, if applicable,
Rights Certificates, representing the tendered Shares and, if applicable, tendered Rights should be delivered to the Depositary, or such Shares and Rights should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or, if applicable, Rights Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Depositary and D. F. King & Co., Inc. (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,
                                          CHASE SECURITIES INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, THE DEALER MANAGER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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